                                  EXHIBIT 12
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                       Nine Months Ended   Three Months Ended
                                      Sept. 30   Sept. 30  Sept. 30   Sept. 30
                                        2001       2000      2001       2000
                                      --------   --------  --------   --------
                                    (Thousands of Dollars, except ratio amounts)
(Loss) Income before income taxes,
      extraordinary item and
      cumulative effect of
      accounting changes              $(35,526)   $73,714  $(30,851)    $9,438
Amortization of capitalized interest     2,010      1,836       697        616
Interest expense                        25,813     22,774     8,432      8,081
Interest portion of rental expense       1,610      1,896       464        648
                                      --------   --------  --------   --------
Earnings                               $(6,093)  $100,220  $(21,258)   $18,783
                                      ========   ========  ========   ========
Interest                               $26,347    $23,958    $8,571     $8,462
Interest portion of rental expense       1,610      1,896       464        648
                                      --------   --------  --------   --------
Fixed Charges                          $27,957    $25,854    $9,035     $9,110
                                      ========   ========  ========   ========
Ratio of Earnings to Fixed Charges        -          3.88      -          2.06
                                      ========   ========  ========   ========

The results of operations for the nine months ended September 30, 2001 are inadequate to cover total fixed charges as defined.  The coverage deficiency for the nine months ended September 30, 2001 is $34,050.
The results of operations for the three months ended September 30, 2001 are inadequate to cover total fixed charges as defined.  The coverage deficiency for the three months ended September 30, 2001 is $30,293.